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                                                                   EXHIBIT 99.1

                                                                  July 18, 2001

                  TETRA TECH REPORTS THIRD QUARTER 2001 RESULTS

NET REVENUE INCREASES 22.4%, NET INCOME INCREASES 26.1% AND EARNINGS PER SHARE INCREASE 21.9% OVER THIRD QUARTER LAST FISCAL YEAR BEFORE SPECIAL CHARGE AND TAX CREDITS.

PASADENA,CALIFORNIA. Tetra Tech, Inc. (NASDAQ: TTEK) today announced third quarter results for fiscal year 2001. Gross revenue for the quarter ended July 1, 2001 was $250.1 million, up 22.7% over gross revenue of $203.8 million for the same quarter last year. Net revenue for the quarter was $191.5 million, increasing 22.4% from $156.5 million for the same quarter last year. Operating income for the third quarter of 2001 was $22.8 million, or 15.8% more than the $19.7 million for the same period last year. Net income rose 26.1%, to $12.5 million, compared to $9.9 million a year ago. Diluted earnings per share increased 21.9% to 29 cents from 24 cents for the previous year.

The results for the third quarter exclude a special charge of $38.3 million relating to Metricom's filing for protection under Chapter 11 of the U.S. Bankruptcy Code and the favorable impact of $7.0 million in income tax credits for prior years, both of which were previously announced. Should Tetra Tech recover proceeds from Metricom's bankruptcy process, it will be reported during the quarter in which the proceeds are received. The special charge and tax credits resulted in a reduction in net income for the third quarter of $16.3 million, or 38 cents per share on a diluted basis.

For the nine-month period, gross revenue was $713.8 million, up 29.4% over gross revenue of $551.6 million for the same period last year. Net revenue for the nine months was $538.3 million, increasing 26.8% from $424.5 million for the same period last year. Operating income for the nine months was $61.3 million, or 21.6% more than the $50.4 million for the same period last year. Net income for the nine-month period rose 26.6%, to $32.4 million, compared to $25.6 million for the same period last year. Diluted earnings per share for the nine months were 75 cents compared to 62 cents last year. The results for the nine months exclude the special charge relating to Metricom's bankruptcy filing and income tax credits.

Summary of Financial Results (excluding special charge and tax credits) (1)


                                 Third Quarter Ended          Nine Months Ended
                                 -------------------          -----------------
                              July 1, 2001  July 2, 2000   July 1, 2001    July 2, 2000
                              ------------  ------------   ------------    ------------
Gross Revenue                 $250,124,000  $203,795,000   $713,769,000    $551,617,000
Net Revenue                    191,548,000   156,468,000    538,344,000     424,485,000
Operating Income                22,780,000    19,673,000     61,291,000      50,387,000
Net Income                      12,507,000     9,920,000     32,410,000      25,608,000

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EPS-Basic                             0.31          0.25           0.80             0.66
EPS-Diluted                           0.29          0.24           0.75             0.62
Basic Shares Outstanding        40,987,000    39,287,000     40,455,000       38,768,000
Diluted Shares Outstanding      43,551,000    42,104,000     43,146,000       41,221,000


(1) Results for the quarter and nine months ended July 1, 2001 are before the special charge of $38.3 million relating to Metricom's bankruptcy filing and $7.0 million in income tax credits for prior years.

The net income for the third quarter including the special charge and tax credits was ($3.8) million or (9 cents) per share on a diluted basis. For the nine-month period, net income was $16.1 million or 37 cents per share on a diluted basis.

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking and the actual results could differ materially. These statements do not include the potential impact of material corporate transactions which may be completed after the date of this release. The Business Outlook section should be read in conjunction with the information on "Forward-Looking Statements" at the end of this release.

Tetra Tech expects earnings per share for the fourth quarter 2001 to be approximately 34 cents. Net revenue for the fourth quarter is expected to range from approximately $205 million to $215 million. Assuming current business trends, Tetra Tech expects to achieve its previously stated guidance for the fiscal year excluding the special charge and tax credits.

Tetra Tech (www.tetratech.com) is a leading provider of specialized management consulting and technical services in three principal business areas: resource management, infrastructure and communications. The Company's clients include a diverse base of public and private sector organizations serviced through more than 150 offices located in the United States and internationally.

Investors will have the opportunity to listen to the conference call over the Internet through Vcall's Web site, located at http://www.vcall.com on July 19, 2001 at 8:00 a.m. (PDT).

CONTACT: Li-San Hwang, President and CEO or Mike Bieber, Investor Relations 626/351-4664

THIS NEWS RELEASE CONTAINS VARIOUS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE INCLUDE STATEMENTS CONCERNING TETRA TECH'S 2001 FINANCIAL AND BUSINESS PROSPECTS. THE STATEMENTS, WHICH REPRESENT TETRA TECH'S EXPECTATIONS OR BELIEFS CONCERNING VARIOUS FUTURE EVENTS, ARE BASED ON CURRENT EXPECTATIONS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE OF SUCH FORWARD-LOOKING STATEMENTS. THESE INCLUDE RISKS ASSOCIATED WITH ITS ACQUISITION STRATEGY; FLUCTUATIONS IN ITS QUARTERLY OPERATING RESULTS AND STOCK PRICE; MANAGEMENT OF ITS GROWTH STRATEGY; LOSS OF KEY PERSONNEL OR ITS INABILITY TO ATTRACT AND RETAIN QUALIFIED


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PERSONNEL; CHANGES IN EXISTING LAWS AND REGULATIONS; CONCENTRATION OF
REVENUES FROM AGENCIES OF THE FEDERAL GOVERNMENT AND REDUCTIONS IN SPENDING BY THESE AGENCIES; AUDIT OF ITS CONTRACTS WITH GOVERNMENTAL AGENCIES; LOSSES UNDER FIXED-PRICE CONTRACTS OR TERMINATION OF CONTRACTS AT THE CLIENT'S DISCRETION; INABILITY TO FIND QUALIFIED SUBCONTRACTORS; COMPETITION IN ITS INDUSTRY; RISKS OF PROFESSIONAL AND OTHER LIABILITIES; CONFLICT OF INTEREST ISSUES; FOREIGN CURRENCY FLUCTUATIONS; AND OTHER UNCERTAINTIES OR RISKS REPORTED FROM TIME TO TIME IN TETRA TECH'S REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THOSE UNDER THE HEADING "RISK FACTORS" IN ITS FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 1, 2000 AND IN ITS FORM 10-Q'S FOR THE FISCAL QUARTERS ENDED JANUARY 1, 2001 AND APRIL 1, 2001. TETRA TECH UNDERTAKES NO DUTY TO UPDATE THE FORWARD-LOOKING STATEMENTS.